UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 10, 2005

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code		858-715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective November 10, 2005, SYS executed an Asset Purchase and Sale Agreement to acquire all of the assets and certain specified liabilities of cVideo, Inc. a privately held, San Diego-based provider of interactive video and information analysis products for business surveillance and security monitoring applications.

The agreement was entered into by and among SYS, cVideo, Inc. and certain stockholders of cVideo. Initial consideration consists of approximately $1.5 million in cash. Additional consideration in the form of cash or stock may be earned subject to achieving future revenue targets.

The closing of the transaction is subject to certain closing conditions which are anticipated to be completed before the quarter ending December 30, 2005.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
99.1	Press release dated November 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS
(Registrant)

Date: November 17, 2005	By: /s/ Michael W. Fink
Michael W. Fink, Secretary

Exhibit 99.1

NEWS ANNOUNCEMENT
SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: elake@systechnologies.com	Porter, Le Vay & Rose, Inc. Cheryl Schneider, VP - Investor Relations Jeff Myhre, VP - Editorial 212-564-4700 Tom Gibson - Media Relations 201-476-0322

SYS TECHNOLOGIES SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ASSETS OF CVIDEO

PROVIDER OF DIGITAL VIDEO APPLICATIONS FOR SURVEILLANCE AND SECURITY MONITORING APPLICATIONS

SAN DIEGO, CA - November 17, 2005 - SYS Technologies, (AMEX: SYS), a leading provider of real time information technology solutions to industrial and U.S. government customers, announced today that it has executed a definitive agreement to acquire the assets of privately held cVideo, Inc. (“cVideo”) of San Diego, CA.

Initial consideration consists of approximately $1.5 million in cash. Additional consideration in the form of cash or stock may be earned subject to achieving future revenue targets. The closing of the transaction is anticipated to be completed before the quarter ending December 30, 2005.

cVideo’s revenues were approximately $2.0 million for the nine months ended September 30, 2005 with a current annual run rate of approximately $3.0 million. The transaction is anticipated to be accretive to earnings by the end of the current 2006 fiscal year. cVideo will be operated as a division of SYS’ Public Safety, Homeland Security and Industrial Systems operating segment.

cVideo is a developer of software-based integrated digital video applications used in video surveillance, integrated security, and loss prevention solutions for industrial and governmental applications. Specific market segments include point-of-sale, central alarm monitoring, and homeland security. The products utilize patented software-based video compression source code. cVideo’s software applications are designed to make video more practical by improving the usability of video and data to impact the customer’s bottom line.

Cliff Cooke, CEO of SYS Technologies said, “The acquisition of cVideo continues our plan to provide capabilities to our customers to capture real-time data, communicate this data to decision makers, provide presentation, visualization, and decision support for the decision maker and distribute results to the customer’s users. cVideo’s expertise in scalable networked digital video solutions enabled them to partner with Qualcomm to provide wireless video surveillance at the 2003 NFL Super Bowl in San Diego. We intend to take these same capabilities together with our growing technology and engineering services base to further develop the existing cVideo markets as well as to introduce these products to our Defense and Homeland Security markets.”

About SYS Technologies

SYS Technologies (AMEX: SYS), is a leading provider of information and communications systems for the Department of Defense, Homeland Security, and Industrial markets. SYS Technologies’ expertise is in real time sensor capture, communications, applications development, integration and data visualization which forms the basis of its current success and future growth.

For the Department of Defense (DoD), we provide command and control systems to operational commanders. For the U.S. Department of Homeland Security and various state agencies, we provide real-time safety and security products and services, including sensor networking products and end-to-end solutions. For large industrial customers in the telecommunications, utilities, construction, chemical, and biomedical industries, our products and services are used to intelligently and profitably manage remote assets.

SYS Technologies is headquartered in San Diego at 5050 Murphy Canyon Road, San Diego, CA 92123 and has principal offices in California, Virginia and Washington, DC. For additional information, visit the SYS Technologies web site at http://www.systechnologies.com.

About cVideo

cVideo is headquartered in San Diego at 10967 Via Frontera, San Diego, CA 92127. For additional information, visit the cVideo web site at http://www.cVideo.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filings, including its report on Form SB-2 filed on June 23, 2005, Form 10KSB filed on September 28, 2005 and Form 10Q filed on November 14, 2005.

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